EXHIBIT 99.1

Aptose Announces Results from Special Meeting of Shareholders

SAN DIEGO and TORONTO, Sept. 05, 2024 (GLOBE NEWSWIRE) -- Aptose Biosciences Inc. (“Aptose” or the “Company”) (NASDAQ: APTO, TSX: APS), a clinical-stage precision oncology company developing tuspetinib, a highly differentiated oral kinase inhibitor for the treatment of patients with acute myeloid leukemia (AML), announced the voting results from its special meeting of shareholders held today, September 5, 2024 (the “Meeting”).

A total of 6,052,460 common shares of the Company (the "Shares"), representing 33.42% of the issued and outstanding Shares were voted at the Meeting.

The proposals put forward before the Company's shareholders for consideration and approval, as set out in the Company's definitive proxy statement dated July 11, 2024 (the "Proxy Statement"), were approved by the requisite number of votes cast at the Meeting, as further detailed below:

  Proposal No. 1 – passing a resolution, the full text of which is set forth in the Proxy Statement, approving the issuance of common shares of the Corporation underlying certain warrants pursuant to Nasdaq Listing Rules; and
  Proposal No. 2 – passing a resolution, the full text of which is set forth in the Proxy Statement, approving one or more adjournments of the Meeting, if necessary or appropriate, if a quorum is present, to permit further solicitation of proxies if there are not sufficient votes at the time of the Meeting to approve Proposal No. 1.

Please refer to the Company’s Proxy Statement available on SEDAR+ at www.sedarplus.ca or EDGAR https://www.sec.gov/edgar.shtml for more details on the matters covered at the Meeting. Final voting results on all matters voted on at the Meeting will also be filed on SEDAR+ and EDGAR.

The detailed results of the vote at the Meeting are set out below:

APTOSE BIOSCIENCES INC. ADJOURNED SPECIAL MEETING OF SHAREHOLDERS HELD ON SEPTEMBER 5, 2024 REPORT ON PROXIES

MOTIONS	NUMBER OF SHARES					PERCENTAGE OF VOTES CAST
	FOR	AGAINST	WITHHELD/ ABSTAIN	RESTRICTED	NON VOTE	FOR	AGAINST	WITHHELD/ ABSTAIN
Approval of Nasdaq 20% Issuance Proposal	3,969,105*	267,013	16,342	1,800,000	0	93.34%	6.28%	0.38%
Multiple Adjournments	5,873,779	138,958	39,722		1	97.05%	2.30%	0.66%

* Excluding 1,800,000 shares held by Insiders

TOTAL SHAREHOLDERS VOTED BY PROXY:	47

TOTAL SHARES ISSUED & OUTSTANDING:	18,109,393

TOTAL SHARES VOTED:	6,052,460

TOTAL % OF SHARES VOTED:	33.42%

About Aptose

Aptose Biosciences is a clinical-stage biotechnology company committed to developing precision medicines addressing unmet medical needs in oncology, with an initial focus on hematology. The Company's small molecule cancer therapeutics pipeline includes products designed to provide single agent efficacy and to enhance the efficacy of other anti-cancer therapies and regimens without overlapping toxicities. The Company’s lead clinical-stage compound tuspetinib (TUS), is an oral kinase inhibitor that has demonstrated activity as a monotherapy and in combination therapy in patients with relapsed or refractory acute myeloid leukemia (AML) and is being developed as a frontline triplet therapy in newly diagnosed AML. For more information, please visit www.aptose.com.

For further information, please contact:

Aptose Biosciences Inc.
Susan Pietropaolo
Corporate Communications & Investor Relations
201-923-2049
spietropaolo@aptose.com